UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2015

Headwaters Incorporated

(Exact name of registrant as specified in its charter)

Delaware	1-32459	87-0547337
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

10701 South River Front Parkway, Suite 300
South Jordan, UT	84095
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (801) 984-9400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This report contains forward-looking statements relating to Headwaters’ operations that are based on management’s current expectations, estimates and projections about the industries in which Headwaters operates. Words such as “may,” “should,” “anticipates,” “expects,” “intends,” “plans,” “targets,” “forecasts,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “budgets,” “goals,” “outlook” and similar expressions are intended to help identify such forward-looking statements. Forward-looking statements include Headwaters’ expectations as to the managing and marketing of coal combustion products, the production and marketing of building products, the sales to oil refineries of residue hydrocracking catalysts, the development, commercialization, and financing of new products and other strategic business opportunities and acquisitions, and other information about Headwaters which are not purely historical by nature, including those statements regarding Headwaters’ future business plans, the operation of facilities, the availability of feedstocks, and the marketability of the coal combustion products, building products and catalysts. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond the Company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this report. Unless legally required, Headwaters undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing feedstock and energy prices; actions of competitors or regulators; technological developments; potential disruption of the Company’s production facilities, transportation networks and information technology systems due to war, terrorism, malicious attack, civil accidents, political events, civil unrest or severe weather; potential environmental liability or product liability under existing or future laws and litigation; potential liability resulting from other pending or future litigation; changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q and other periodic reports. In addition, such results could be affected by general domestic and international economic and political conditions and other unpredictable or unknown factors not discussed in this report which could have material adverse effects on forward-looking statements.

Item 1.01.                                        Entry into a Material Definitive Agreement.

On March 24, 2015, Headwaters entered into a Term Loan Credit Agreement among Headwaters Incorporated, the guarantors party thereto and Deutsche Bank, as administrative agent. The Term Loan Credit Agreement is filed herewith as Exhibit 4.2 and the following summary of terms is qualified in its entirety by the Term Loan Credit Agreement. A copy of the press release announcing the closing of the transaction is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The credit facility extended under the Term Loan Credit Agreement is referred to below as the “Term Loan Facility.”

Overview.  The Term Loan Facility extended upon the closing consists of a senior secured term loan in an aggregate principal amount of $425.0 million which will mature on March 24, 2022, subject to certain exceptions described below. The Term Loan Facility requires scheduled quarterly repayments in an aggregate annual amount equal to 1.0% of the original principal amount (subject to reduction for prepayments permitted under the Term Loan Facility), with the balance due at maturity. The net proceeds from the initial borrowings under the Term Loan Facility are expected to be approximately $414.7 million, after giving effect to original issue discount of approximately $2.1 million and estimated transaction costs of approximately $8.2 million. In the event that on October 18, 2018 we have more than $50.0 million outstanding of our 7¼% senior notes due 2019 and have not received a binding commitment to refinance these notes, the maturity date of the Term Loan Facility will be October 18, 2018. In addition, if we were to issue certain types of convertible notes in the future and more than $75.0 million of such convertible notes are outstanding on the date that is 91 days prior to any stated maturity date of such convertible notes or such other date on which the holders of such convertible notes have a right to require us to repurchase any such convertible notes for cash (other than in connection with a fundamental change, change of control or other specified corporate event), and we have not received a binding commitment to refinance such outstanding convertible notes or discharged the indenture governing such convertible notes, the Maturity Date of the Term Loan Facility will be the 91st day prior to the stated maturity of such convertible notes.

The Term Loan Facility allows us to request one or more incremental term loans and certain other types of incremental debt in an aggregate amount not to exceed $150.0 million, plus an amount such that our first lien net leverage ratio on a pro forma basis, as defined, does not exceed 3.75 to 1.0, subject to certain conditions and receipt of commitments by existing or additional financial institutions or institutional lenders, plus an amount equal to voluntary prepayments of the Term Loan Facility not financed with the proceeds of long term debt. All incremental borrowings under the Term Loan Facility are subject to the satisfaction of certain conditions, including the absence of an event of default, the accuracy of representations and warranties and other customary conditions.

Interest Rate.  Borrowings under the Term Loan Facility bear interest at a rate equal to, at our option, either (a) a base rate determined by reference to the highest of (i) the publicly announced prime rate of the administrative agent, (ii) the federal funds rate plus 0.50%, and (iii) the eurocurrency (LIBO) rate for a one-month interest period plus 1.0%, subject in all cases to a 2.0% per annum floor; and (b) a eurocurrency (LIBO) rate determined by reference to the cost of funds for eurocurrency deposits in dollars, subject to a 1.0% per annum floor; plus, in each case, an applicable margin of 3.5% per annum for any eurocurrency loan and 2.5% per annum for any alternate base rate loan. The initial interest rate on borrowings under the Term Loan Facility is 4.5% per annum and interest is payable quarterly.

Mandatory and Voluntary Prepayments.  We may voluntarily repay outstanding loans under the Term Loan Facility at any time without premium or penalty, other than customary “breakage” costs with respect to LIBO Rate loans and with respect to certain repricing transactions in which new secured term loans are incurred within six months of March 24, 2015, which shall be subject to a prepayment premium of 1.0%.

The Term Loan Facility requires us to prepay outstanding term loans under the Term Loan Facility, subject to certain exceptions, with:

•                  50% (which percentage will be reduced to 25% if our consolidated first lien net leverage ratio is equal or less than 3.0 to 1.0 but greater than 2.5 to 1.0 and to 0% if our consolidated first lien net leverage ratio is equal to or less than 2.5 to 1.0) of our annual excess cash flow, as defined, to the extent such excess cash flow exceeds $1.0 million, commencing with the fiscal year ending September 30, 2016, and with such required prepayment amount to be reduced dollar-for-dollar by the amount of voluntary prepayments of term loans and certain other types of senior secured debt made with internally generated funds;

•                  100% of the net cash proceeds of certain non-ordinary course asset sales subject to certain carve-outs and exceptions; and

•                  100% of the net cash proceeds of certain issuances of debt, other than proceeds from debt permitted under the Term Loan Facility (but excluding proceeds of debt that are permitted under the Term Loan Facility only if such proceeds are used to refinance the Term Loan Facility in whole or in part).

Collateral and Guarantors.  The Term Loan Facility is secured by substantially all assets of Headwaters and substantially all of its 100%-owned domestic subsidiaries, except that the obligations have a second priority position with respect to the assets that secure Headwaters’ ABL Revolver, primarily consisting of certain trade receivables and inventories of Headwaters’ building products and construction materials segments.

The loans under the Term Loan Facility were borrowed by Headwaters Incorporated and are guaranteed by substantially all of Headwaters’ 100%-owned domestic subsidiaries.

Restrictive Covenants and Other Matters.  The Term Loan Facility contains customary representations and warranties, subject to limitations and exceptions, and customary covenants, also subject to limitations and exceptions, restricting the ability of Headwaters to incur additional debt and liens on assets, prepay future new subordinated debt, merge or consolidate with another company, sell all or substantially all assets, make investments and pay dividends or distributions, among other things.

The Term Loan Facility contains customary events of default, including with respect to: nonpayment of principal, interest, fees or other amounts; material inaccuracy of a representation or warranty when made; failure to perform or observe covenants; cross-default to other material indebtedness; bankruptcy and insolvency events; inability to pay debts; monetary judgment defaults; actual or asserted invalidity or impairment of any definitive loan documentation; and a change of control.

The net proceeds from the original borrowings under the Term Loan Facility are being used to pay the redemption price in connection with the redemption of all of the outstanding 7-5/8% Senior Secured Notes as described below in Item 1.02, to pay related fees and expenses and for general corporate purposes.

In the ordinary course of their businesses, certain of the initial purchasers, the trustee, the administrative agent, certain of the lenders under the Term Loan Facility and certain of their affiliates have, from time to time, provided, and may in the future provide, financial services to or engage in investment and commercial banking or other transactions of a financial nature with Headwaters and its affiliates, including the provision of certain advisory services and the making of loans to Headwaters and its affiliates, for which they received or will receive customary fees and expenses.

Item 1.02.                                        Termination of a Material Definitive Agreement.

On March 24, 2015, Headwaters mailed to each holder a notice of redemption pursuant to the indenture, dated as of March 11, 2011, among Headwaters, the guarantors named therein and Wilmington Trust National Association, as trustee, governing Headwaters’ 7-5/8% Senior Secured Notes due 2019 (the “Notes”), that it intends to redeem all of the $400.0 million principal amount of outstanding Notes on April 23, 2015. The redemption price will be equal to 103.813% of the principal amount of the 7-5/8% Notes, plus accrued and unpaid interest thereon to the redemption date. A copy of the press release announcing the redemption notice is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

On March 24, 2015, Headwaters irrevocably deposited with the trustee under the indenture with respect to the Notes, an amount sufficient to pay and discharge all obligations under the Notes and the indenture. As a result, the indenture and all related guarantees and security interests have been discharged. This discharge resulted in a loss on extinguishment of debt of approximately $21.3 million, comprised of the early repayment premium of approximately $15.3 million, interest for the period March 24, 2015 to the redemption date of April 23, 2015 totaling approximately $2.5 million, and accelerated amortization of unamortized debt issue costs of approximately $3.5 million. The $21.3 million loss on debt extinguishment will be reflected as interest expense in our statement of operations for the quarter ending March 31, 2015.

Item 2.03.                                        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above regarding the issuance of the new Term Loan Facility and borrowings under the Facility is hereby incorporated by reference into this Item 2.03.

Item 9.01.                                        Financial Statements and Exhibits.

(d)                                 Exhibits.

4.2                                                                               Term Loan Credit Agreement dated as of March 24, 2015 among Headwaters, the guarantors party thereto, and Deutsche Bank as administrative agent

99.1                                                                        Press release announcing closing of Term Loan Facility

99.2                                                                        Press release announcing redemption of 7-5/8% senior secured notes

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:                  March 24, 2015

HEADWATERS INCORPORATED
(Registrant)

By:	/s/ Kirk A. Benson
Kirk A. Benson
Chief Executive Officer
(Principal Executive Officer)